Exhibit (h)(5)

TCW INVESTMENT MANAGEMENT COMPANY LLC

865 SOUTH FIGUEROA STREET, SUITE 1800

LOS ANGELES, CALIFORNIA 90017

February 28, 2023

The Board of Directors of TCW Funds, Inc.

TCW Funds, Inc.

865 South Figueroa Street

Los Angeles, California 90017

Re: Expense Limitations

Ladies and Gentlemen:

TCW Investment Management Company LLC (“Adviser”), the investment adviser to the following series of TCW Funds, Inc. (each, a “Fund”), agrees to the following expense limitations with respect to the specified Fund and for the period specified below:

US Equity Funds
TCW Artificial Intelligence Equity Fund
I Class Shares	0.90%
N Class Shares	1.00%
TCW Global Real Estate Fund
I Class Shares	0.90%
N Class Shares	1.00%
TCW Relative Value Dividend Appreciation Fund
I Class Shares	0.70%
N Class Shares	0.90%
TCW Relative Value Large Cap Fund
I Class Shares	0.70%
N Class Shares	0.90%
TCW Relative Value Mid Cap Fund
I Class Shares	0.85%
N Class Shares	0.95%
TCW Select Equities Fund
I Class Shares	0.80%
N Class Shares	1.00%
US Fixed Income Funds
TCW Core Fixed Income Fund
I Class Shares	0.49%
N Class Shares	0.70%
Plan Class Shares	0.44%
TCW Enhanced Commodity Strategy Fund
I Class Shares	0.70%
N Class Shares	0.75%
TCW Global Bond Fund
I Class Shares	0.60%
N Class Shares	0.70%
TCW High Yield Bond Fund
I Class Shares	0.55%
N Class Shares	0.80%

TCW Short Term Bond Fund
I Class Shares	0.44%
TCW Total Return Bond Fund
I Class Shares	0.49%
N Class Shares	0.70%
Plan Class Shares	0.44%
International Funds
TCW Developing Markets Equity Fund
I Class Shares	0.95%
N Class Shares	1.15%
TCW Emerging Markets Income Fund
I Class Shares	0.85%
N Class Shares	0.95%
Plan Class Shares	0.77%
TCW Emerging Markets Local Currency Income Fund
I Class Shares	0.85%
N Class Shares	0.90%
TCW Emerging Markets Multi-Asset Opportunities Fund
I Class Shares	1.00%
N Class Shares	1.20%
Allocation Funds
TCW Conservative Allocation Fund
I Class Shares	0.85%
N Class Shares	0.85%

The Adviser agrees that if the overall operating expenses of the Class I, Class N or Plan Class shares of a Fund listed above exceed the stated expense limit on an annualized basis, the Adviser shall reduce its advisory fee or reimburse the class or classes of such Fund in respect of such shares for the difference. Each Fund’s expense limitation does not include any expenses attributable to interest, brokerage, extraordinary expenses and acquired fund fees and expenses, if any.

This expense limitation shall commence on February 28, 2023, and continue to March 1, 2024 and, before that date, the Adviser may not terminate this arrangement without prior approval of the Board of Directors of TCW Funds, Inc.

Any advisory fee reduced or withheld, or expense reimbursement paid, pursuant to this agreement by or from the Adviser shall be reimbursed by the appropriate Fund to the Adviser in the first, second or third (or any combination thereof) fiscal year next succeeding the fiscal year of the reduction or reimbursement to the extent approved by the disinterested Directors. The Adviser may not request or receive reimbursement for prior reductions or reimbursements before payment of a Fund’s operating expenses for the current year and cannot cause a Fund to exceed the expense limitation in effect for that Fund at the time the fees and expenses would have been incurred or when the Adviser would recoup that reduction or reimbursement, nor may that recoupment exceed any more restrictive limitation to which the Adviser has agreed.

The Adviser may, at its sole discretion, extend or modify the expense limitation at the conclusion of that period.

Very truly yours,
/s/ Richard M. Villa
Richard M. Villa
Executive Vice President, Chief Financial Officer and Assistant Secretary

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